Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-226200 and 333-239038

Prospectus Supplement To Prospectus dated June 9, 2020

United Mexican States

€750,000,000 1.350% Global Notes due 2027

The notes will mature on September 18, 2027 (the “notes”). Mexico will pay interest on the notes on September 18 of each year, commencing September 18, 2021. Mexico may redeem the notes, in whole or in part, before maturity on the terms described herein. The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued under an indenture. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Under these provisions, which are described beginning on page 15 of the accompanying prospectus dated June 9, 2020, Mexico may amend the payment provisions of the notes and other reserved matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually.

Application will be made to list the notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s International Securities Market (the “ISM”) and the London Stock Exchange’s Sustainable Bond Market (the “SBM”). No assurance can be given by Mexico that such applications will be approved or that such listings will be maintained.

The ISM is not a regulated market for the purposes of Directive 2014/65/EU on markets in financial instruments (as amended, “MiFID II”). The ISM is a market designated for professional investors. Securities admitted to trading on the ISM are not admitted to the Official List of the UK Listing Authority. The London Stock Exchange has not approved or verified the contents of this prospectus supplement.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification.

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes have not been and will not be registered with the National Securities Registry maintained by the Mexican National Banking and Securities Commission (“CNBV”), and therefore may not be offered or sold publicly in Mexico. The notes may be offered or sold to qualified and institutional investors in Mexico, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the notes under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency of Mexico, the investment quality of the notes, or that the information contained in this prospectus supplement or the prospectus is accurate or complete. Mexico has prepared this prospectus supplement and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

	Price to Public(1)	Underwriting Discount	Proceeds to Mexico, before expenses(1)
Per note	98.337%	0.170%	98.167%
Total	€737,527,500	€1,275,000	€736,252,500

(1)	Plus accrued interest, if any, from September 18, 2020 to the date of settlement, which is expected to be September 18, 2020.

The notes will be ready for delivery in book-entry form only through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about September 18, 2020.

Joint Bookrunners

BNP PARIBAS	Crédit Agricole CIB	Morgan Stanley	Natixis

September 14, 2020

Prospectus Supplement

About this Prospectus Supplement	S-2
Forward-Looking Statements	S-4
Summary	S-5
Risk Factors	S-10
Use of Proceeds	S-12
Description of the Notes	S-13
Plan of Distribution	S-14

Prospectus

About this Prospectus	1
Forward-Looking Statements	2
Use of Proceeds	3
Risk Factors	4
Description of the Securities	8
Taxation	24
Plan of Distribution	32
Official Statements	40
Validity of the Securities	41
Authorized Representative	42
Where You Can Find More Information	42

Mexico is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Mexico. See “Risk Factors” in the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus dated June 9, 2020, relating to Mexico’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. Mexico is responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus or prospectus supplement that Mexico prepares or authorizes. Mexico has not authorized anyone else to provide you with any other information and takes no responsibility for any other information that others may give you. Mexico and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the dates of this prospectus supplement and the accompanying prospectus, respectively.

Mexico is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Mexico confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this prospectus supplement and the offer or sale of notes may be restricted by law in certain jurisdictions. Mexico and the underwriters do not represent that this prospectus supplement may be lawfully distributed, or that any notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by Mexico or the underwriters which would permit a public offering of the notes or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, no notes may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations, and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Mexico and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of notes in Belgium, Canada, Chile, Colombia, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, the Netherlands, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay, see the section entitled “Plan of Distribution” in this prospectus supplement and in the accompanying prospectus.

In connection with the issue of the notes, BNP Paribas (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. There is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may cease at any time but must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or persons acting on behalf of any Stabilizing Manager) in accordance with all applicable laws and rules.

PROHIBITION OF SALES TO EEA AND UK RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

The prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain forward-looking statements. Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.

•

Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, portfolio investment in particular.

•

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.

•	Global or national health concerns, including the outbreak of pandemic or contagious disease, such as the ongoing coronavirus (“COVID-19”) pandemic.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement.

Issuer	The United Mexican States

Aggregate Principal Amount	€750,000,000

Issue Price	98.337%, plus accrued interest, if any, from September 18, 2020

Issue Date	September 18, 2020

Maturity Date	September 18, 2027

Specified Currency	Euro (€)

Authorized Denominations	€100,000 and integral multiples of €1,000 in excess thereof

Form

Registered; Book-Entry

The notes will be represented by a single global note, without interest coupons, in registered form, to be deposited on or about the issue date with a common depositary for Euroclear and Clearstream, Luxembourg.

Interest Rate	1.350% per annum, accruing from September 18, 2020

Interest Payment Date	Annually on September 18 of each year, commencing on September 18, 2021

Regular Record Date	September 17 of each year

Status	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of Mexico for which the full faith and credit of Mexico is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico. It is understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness.

Optional Redemption

Mexico will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to (a) if redeemed prior to June 18, 2027 (three months prior to the maturity date of the notes), the principal amount thereof, plus the Make-Whole Amount (as defined below), plus interest accrued but not paid on the principal amount of the notes to the date of redemption, or (b) if redeemed on or after June 18, 2027 (three months prior to the maturity date of the notes), the principal amount thereof, plus interest accrued but not paid on the principal amount of such notes to the date of redemption.

“Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below) plus 35 basis points over (ii) the principal amount of such notes.

“Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price (as defined below) for such redemption date.

“Comparable Benchmark Issue” means the Bundesanleihe security or securities (Bund) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by Mexico.

“Comparable Benchmark Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Reference Dealer” means each of BNP Paribas, Crédit Agricole Corporate and Investment Bank, Morgan Stanley & Co. International plc and Natixis Securities Americas LLC or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Mexico, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Mexico will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by Mexico, of the bid and ask prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Optional Repayment	Holders of the notes will not have the option to elect repayment by Mexico before the maturity date of the notes.

Use of Proceeds

Mexico intends to use the net proceeds of the sale of the notes for the general purposes of the Government of Mexico.

Mexico has published a framework (the “SDG Sovereign Bond Framework”) for the issuance of bonds (“SDG Sovereign Bonds”) that is aligned with the United Nations’ SDGs (as defined below). The SDG Sovereign Bond Framework is aligned with the International Capital Market Association’s (“ICMA”) Green Bond Principles, Social Bond Principles and Sustainability Bond Guidelines, each updated as of June 2018. Mexico intends to expend an amount equal to the proceeds from the sale of the notes to fund budgetary programs that qualify as eligible expenditures under the SDG Sovereign Bond Framework and that are included in Mexico’s federal budget for the fiscal year 2020. See “Use of Proceeds” in this prospectus supplement.

Listing	Application will be made to list the notes on the Luxembourg Stock Exchange and to have the notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to Mexico the number 2395 for listing purposes. Application will also be made to the London Stock Exchange for the notes to be admitted to trading on its ISM and its SBM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given by Mexico that such applications will be approved or that such listings will be maintained.

Securities Codes

ISIN:	XS2135361686

Common Code:	213536168

Trustee, Principal Paying Agent, Transfer Agent, Registrar, Authenticating Agent and Exchange Rate Agent	Deutsche Bank Trust Company Americas

Luxembourg Listing Agent	Banque Internationale à Luxembourg S.A.

Withholding Taxes and Additional Amounts	Subject to certain exceptions, Mexico will make all payments on the notes without withholding or deducting any Mexican taxes. For further information, see “Description of the Securities—Additional Amounts” in the accompanying prospectus.

Taxation	Payments of principal or interest under the notes made to holders of such notes that are non-resident of Mexico will not be subject to Mexican withholding taxes.

Further Issues	Mexico may from time to time, without the consent of holders of the notes, create and issue notes having the same terms and conditions as the notes offered pursuant to this prospectus supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided, however, that any such additional notes shall be issued either in a “qualified reopening” for U.S. federal income tax purposes or with no more than de minimis original issue discount for U.S. federal income tax purposes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any other outstanding notes of the series.

Payment of Principal and Interest

Principal of and interest on the notes, except as described below, will be payable by Mexico to the Paying Agent in euro. Holders of the notes will not have the option to elect to receive payments in U.S. dollars.

If Mexico determines that euro are not available for making payments on the notes due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then payments on the notes shall be made in U.S. dollars until Mexico determines that euro are again available for making these payments. In these circumstances, U.S. dollar payments in respect of the notes will be made at a rate determined by the exchange rate agent in accordance with the Exchange Rate Agency Agreement between Mexico and the exchange rate agent. Any payment made under such circumstances in U.S. dollars will not constitute an Event of Default under the notes.

Governing Law	New York; provided, however, that all matters governing Mexico’s authorization and execution of the indenture and the notes will be governed by and construed in accordance with the law of Mexico. Notwithstanding any authorization or any reserved matter modification, all matters related to the consent of holders and to modifications of the indenture or the notes will always be governed by and construed in accordance with the law of the State of New York.

Additional Provisions	The notes will contain provisions regarding future modifications to their terms that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to November 10, 2014. Those provisions are described beginning on page 15 of the accompanying prospectus dated June 9, 2020.

Stabilization	In connection with issue of notes, the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation of any of the underwriters or any agent of the underwriters to do this. Any such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Stabilizing Manager	BNP Paribas

RISK FACTORS

The following risk factor supplements the information contained under “Risk Factors” in the accompanying prospectus. You should consult your financial and legal advisors about the risks of investing in the debt securities and the suitability of your investment in light of your particular situation. Mexico disclaims any responsibility for advising you on these matters.

There can be no assurances that Mexico’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Mexico was downgraded in the second quarter of 2020 by each of the three major credit rating agencies. On March 26, 2020, S&P cut Mexico’s rating from BBB+ to BBB, and on April 15, 2020, Fitch cut Mexico’s debt rating from BBB to BBB-, both downgrades due to expected economic consequences of the COVID-19 pandemic and lower oil prices. On April 17, 2020, Moody’s downgraded Mexico’s debt rating from A3 to Baa1 and maintained its negative outlook, citing a material decline in Mexico’s medium-term economic growth prospects and continued weakening of the financial and operational condition of Petróleos Mexicanos (PEMEX).

Ratings address the creditworthiness of Mexico and the likelihood of timely payment of Mexico’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Mexico’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Mexico, as well as assessments of the creditworthiness of its productive state-owned enterprises. Certain ratings agencies may also downgrade PEMEX’s credit ratings, as they have in the past, and their assessment of PEMEX’s creditworthiness may affect Mexico’s credit ratings.

There can be no assurances that Mexico’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the notes.

Changes in the interest rate environment could adversely impact the trading price of the notes.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment.

If interest rates, or expected future interest rates, rise during the terms of the notes, the price of the notes will likely decrease. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the trading price of the notes. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

There can be no assurances that Mexico will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the proceeds from the sale of the notes.

The examples of projects provided in the “Use of Proceeds” section of this prospectus supplement and the SDG Sovereign Bond Framework are for illustrative purposes only, and no assurance can be provided that Mexico will make disbursements for projects with these specific characteristics in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects will meet investor expectations regarding social performance. In addition, there is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “social” or “sustainable” and therefore no assurance can be provided to investors that selected projects will meet all investor expectations regarding social performance. Adverse social impacts may occur during the design, construction and operation of the projects, or the projects may be subject to controversy or to criticism by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by Mexico) in connection with the SDG Sovereign Bond Framework or the notes. No such opinion or certification is, nor should it be deemed to be, a recommendation by Mexico, any underwriter or any other person to buy, sell or hold any notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement.

Although the SDG Sovereign Bond Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Mexico to conform to these practices does not constitute or give rise to a breach or an event of default under the notes. Any failure by Mexico to use an amount equivalent to the net proceeds from the issuance of the notes as set forth in the SDG Sovereign Bond Framework, or to meet or continue to meet the investment requirements of socially focused investors with respect to the notes, or any withdrawal or modification of any third party opinion or certification, may affect the value of the notes and may have consequences for certain investors with portfolio mandates to invest in “social” or “sustainable” assets.

None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the notes or Mexico’s expenditures, including Mexico’s budgetary expenditures to fund certain projects as provided in the “Use of Proceeds” section of this prospectus supplement.

The COVID-19 outbreak is adversely affecting Mexico’s economy, and the impact could be material.

The global outbreak of COVID-19, and public health measures to mitigate it, are having a material adverse impact on the economy in Mexico and around the world. The scope, magnitude and duration of the impact on Mexico cannot yet be determined.

Cases of COVID-19 have been reported in Mexico since February 2020, and the Mexican government has taken extensive steps designed to mitigate the spread of the disease and its impact on public health. See Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019, filed on September 10, 2020. The efficacy of these steps cannot yet be evaluated, and it is highly uncertain how long and in what form they will remain in effect. The actual death count is likely to exceed official estimates.

These public-health measures, and the consequences of similar measures in other countries, have had material adverse effects on economic activity in Mexico. In addition, the COVID-19 crisis has contributed to sharply lower and more volatile world prices for oil and gas, which affect the Mexican economy and the financial condition of PEMEX. The Mexican government and Banco de México have announced steps designed to address these adverse economic impacts, and they may take additional steps in the future. See Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019, filed on September 10, 2020.

The impact of these matters on key measures of economic performance remains highly uncertain. Recently, interest rates and inflation have been volatile and uncertain, and the value of the Mexican peso has declined. See Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019, filed on September 10, 2020. There have been adverse impacts on economic activity (including a decrease in GDP), employment, foreign investment and international trade, among other areas. These adverse impacts are likely to continue, and they could adversely affect the balance of payments, international reserves and public finance. While the duration of these effects remains highly uncertain, their nature and magnitude are likely to be material and adverse.

USE OF PROCEEDS

The net proceeds to Mexico from the sale of the notes will be approximately €736,002,500, after the deduction of the underwriting discount and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately €250,000. Mexico intends to use the net proceeds of the sale of the notes for the general purposes of the Government of Mexico.

Mexico has published the SDG Sovereign Bond Framework for the issuance of SDG Sovereign Bonds as part of its commitment to implementing the United Nations Sustainable Development Goals set by the United Nations General Assembly in 2015 for the year 2030 (the “SDGs”). The SDG Sovereign Bond Framework is aligned with ICMA’s Green Bond Principles, Social Bond Principles and Sustainability Bond Guidelines, each updated as of June 2018. Mexico intends to expend an amount of budgetary resources equal to the proceeds from the sale of the notes to fund budgetary programs that qualify as eligible expenditures under the SDG Sovereign Bond Framework (referred to below as eligible SDG expenditures) and that are included in Mexico’s Presupuesto de Egresos de la Federación (the “Federal Expenditure Budget” or “PEF”) for the fiscal year 2020.

Eligible SDG expenditures are aligned with certain SDGs, as set forth in the SDG Sovereign Bond Framework. The eligible SDG expenditures for this transaction, as provided in the 2020 PEF, may include tax expenditures (subsidies and tax exemptions), operational expenditures, investments in real assets, maintenance costs for public infrastructure, intangible assets and capital transfers to public or private entities, in one or more of the following categories: health care, employment, education, sustainable infrastructure and rural development and agriculture. Under the SDG Sovereign Bond Framework, social budgetary programs that qualify as eligible SDG expenditures target end-beneficiaries in vulnerable population groups, including those in extreme poverty, the indigenous population, the elderly and children.

Pursuant to the SDG Sovereign Bond Framework, Mexico has established a policy to publish: (i) annual allocation reports providing a description of the eligible SDG expenditures undertaken and the amount of budgetary resources allocated to each eligible SDG expenditure until the amount of budgetary resources expended on eligible expenditures equals the total amount of net proceeds from SDG Sovereign Bonds and (ii) an annual impact report on the expected social and environmental benefits, as applicable, of the selected eligible SDG expenditures for as long as any SDG Sovereign Bond is outstanding. This reporting policy is not a contractual obligation of Mexico, and Mexico may decide to change its reporting policy or not comply with the policy at any time. If Mexico does provide such reports, they will be published on a designated page of the Secretaría de Hacienda y Crédito Público’s website.

The SDG Sovereign Bond Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the notes. They do not establish enforceable contractual obligations of Mexico.

DESCRIPTION OF THE NOTES

Mexico will issue the notes under an amended and restated indenture, dated as of June 1, 2015, between Mexico and Deutsche Bank Trust Company Americas, as trustee. The information contained in this section summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the prospectus, the indenture and the form of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee.

Terms of the notes

The notes will:

•	be issued on or about September 18, 2020 in an aggregate principal amount of €750,000,000;

•	mature on September 18, 2027;

•

bear interest at a rate of 1.350% per year, accruing from September 18, 2020 and ending on the maturity date. Interest on the notes will be payable annually on September 18 of each year, commencing on September 18, 2021;

•	pay interest to the persons in whose names the notes are registered at the close of business on September 17 preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Mexico for which the full faith and credit of Mexico is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Mexico (it being understood that this provision shall not be construed so as to require Mexico to make payments under the notes ratably with payments being made under any other public external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of a common depositary for the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg;

•

be redeemable before maturity at the option of Mexico upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to (a) if redeemed prior to June 18, 2027 (three months prior to the maturity date of the notes), the principal amount thereof, plus the Make-Whole Amount, plus interest accrued but not paid on the principal amount of such notes to the date of redemption, or (b) if redeemed on or after June 18, 2027 (three months prior to the maturity date of the notes), the principal amount thereof, plus interest accrued but not paid on the principal amount of such notes to the date of redemption;

•	not be repayable at the option of the holder before maturity; and

•

contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

For more information, see “Description of the Securities—Debt Securities” in the accompanying prospectus.

PLAN OF DISTRIBUTION

The underwriters severally have agreed to purchase, and Mexico has agreed to sell to them, the principal amount of the notes listed opposite their names below. The terms agreement, dated as of September 18, 2020, between Mexico and the underwriters provides the terms and conditions that govern this purchase.

Underwriters	Principal Amount of the notes
BNP Paribas	€187,500,000
Crédit Agricole Corporate and Investment Bank.	€187,500,000
Morgan Stanley & Co. International plc	€187,500,000
Natixis Securities Americas LLC	€187,500,000

Total	€750,000,000

BNP Paribas, Crédit Agricole Corporate and Investment Bank, Morgan Stanley & Co. International plc and Natixis Securities Americas LLC are acting as joint lead underwriters in connection with the offering of the notes.

The underwriters plan to offer the notes to the public at the public offering price set forth for the notes on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may vary the offering price and other selling terms. The underwriters may offer and sell the notes through certain of their respective affiliates.

The underwriters are purchasing and offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of the validity of the notes by counsel and other conditions contained in the terms agreement, such as the receipt by the underwriters of certificates of officials and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders, in whole or in part.

Certain of the joint lead underwriters are not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer. To the extent that any such joint lead underwriter intends to effect sales in the United States or to U.S. persons, they will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Mexico or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Mexico or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the notes, the underwriters and their affiliates may engage in transactions that stabilize, maintain or affect the price of the notes. In particular, the underwriters or their affiliates may:

•	over-allot in connection with the offering (i.e., apportion to dealers more of the notes than the underwriters have), creating a short position in the notes for their own accounts;

•	bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

•	if the underwriters or their affiliates repurchase previously distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters or their affiliates are not required to engage in these activities, but, if they do, they may discontinue them at any time.

Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the underwriters, or any person acting on behalf of the underwriters, in accordance with all applicable laws and rules. This supplements the stabilization provision in the prospectus dated June 9, 2020 issued by Mexico.

Certain of the underwriters and their affiliates have engaged in and may in the future engage in other transactions with and perform services for Mexico. These transactions and services are carried out in the ordinary course of business.

It is expected that delivery of the notes will be made against payment therefor on the fourth day following the date hereof (such settlement cycle being referred to herein as “T+4”). Trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the next succeeding business day should consult their own advisors.

The net proceeds to Mexico from the sale of the notes will be approximately €736,002,500, after the deduction of the underwriting discount and Mexico’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately €250,000.

The underwriters have agreed to pay for certain expenses of Mexico in connection with the offering of the notes.

Mexico has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

Selling Restrictions

The notes are being offered for sale in jurisdictions where it is legal to make such offers. The notes will not be sold or offered in any place without compliance with the applicable laws and regulations of that place. There will not be any distribution or publication of any document or information relating to the notes in any place without compliance with the applicable laws and regulations of that place. If you receive this prospectus supplement and the related prospectus, then you must comply with the applicable laws and regulations of the place where you (a) purchase, offer, sell or deliver the notes or (b) possess, distribute or publish any offering material relating to the notes. Your compliance with these laws and regulations will be at your own expense.

In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of notes in Belgium, Canada, Chile, Colombia, the European Economic Area, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, the Netherlands, Peru, Singapore, Spain, Switzerland, the United Kingdom and Uruguay. See below and “Plan of Distribution” in the prospectus for further details on the restrictions on the offer and sale of the notes.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the notes under the registration statement.

The terms related to the offer or sales of notes in Chile, the European Economic Area, Italy, Luxembourg, Singapore and the United Kingdom that appear under “Plan of Distribution” in the prospectus are amended and restated as follows:

Chile

Notice to Chilean Investors

Pursuant to the Securities Market Law of Chile and Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Financial Market Commission of Chile (Comisión para el Mercado Financiero, or “CMF”) (“Rule 336”), the notes may be privately offered to certain qualified investors identified as such by Rule 336 (which in turn are further described in Rule No. 216, dated June 12, 2008, and rule 410 dated July 27, 2016, both of the CMF).

Rule 336 requires the following information to be made to prospective investors in Chile:

1.	Date of commencement of the offer: (September 14, 2020). The offer of the notes is subject to Rule 336;

2.

The subject matter of this offer are securities not registered in the securities registry (Registro de Valores) of the CMF, nor in the foreign securities registry (Registro de Valores Extranjeros) of the CMF; hence, the notes are not subject to the oversight of the CMF;

3.	Since the notes are not registered in Chile there is no obligation by the issuer to deliver public information about the notes in Chile; and

4.	The notes shall not be subject to public offering in Chile unless registered in the relevant securities registry of the CMF.

Información a los Inversionistas Chilenos

De conformidad con la Ley N° 18.045, de Mercado de Valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Comisión para el Mercado Financiero de Chile (la “CMF”), los bonos pueden ser ofrecidos privadamente a ciertos “Inversionistas Calificados”, a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008 y en la Norma de Carácter General Nº 410, de 27 de julio de 2016, ambas de la CMF.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.	La oferta de los bonos comienza el 14 de septiembre de 2020, y se encuentra acogida a la NCG 336;

2.	La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

3.	Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre estos valores; y

4.	Los bonos no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente de la CMF.

Prohibition of Sales to European Economic Area and United Kingdom Retail Investors

Each underwriter has represented and agreed with Mexico, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA or in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Italy

The offering of the notes has not been registered pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the notes is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

The notes will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the notes will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the notes or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the notes in the Republic of Italy must be:

(a)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b)	in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Luxembourg

The notes may not be offered to the public in Luxembourg, except in the following circumstances:

a.

in the period beginning on the date of publication of a prospectus in relation to those notes which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

b.

at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

c.	an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

d.	at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the global bonds shall not be sold within the period of six months from the date of the initial acquisition of the global bonds, except to any of the following persons:

(i)	an institutional investor (as defined in Section 4A of the SFA);

(ii)	a relevant person (as defined in Section 275(2) of the SFA); or

(iii)	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

1.

to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	pursuant to Section 276(7) of the SFA; or

5.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

UNITED MEXICAN STATES

Secretaría de Hacienda y Crédito Público

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

Ciudad de México 01020

TRUSTEE, REGISTRAR, TRANSFER AGENT,

AUTHENTICATING AGENT, PRINCIPAL PAYING AGENT

AND EXCHANGE RATE AGENT

Deutsche Bank Trust Company Americas

60 Wall Street, 24th Floor

New York, New York 10005

LUXEMBOURG PAYING AGENT, TRANSFER AGENT AND LISTING AGENT Banque Internationale à Luxembourg S.A. 69 route d’Esch L - 2953 Luxembourg Grand Duchy of Luxembourg

LEGAL ADVISORS TO MEXICO

As to United States Law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	As to Mexican Law Deputy Federal Fiscal Attorney for Financial Affairs Ministry of Finance and Public Credit Insurgentes Sur 795 Piso 12 Colonia Nápoles Ciudad de México 03810

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	As to Mexican Law Ritch, Mueller, Heather y Nicolau, S.C. Av. Pedregal No. 24, Piso 10 Molino del Rey, Ciudad de México 11040